Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Third Quarter Results

BOWIE, MD – October 19, 2012 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for both its third quarter and the nine month period ending September 30, 2012.  WSB reports a net loss of $4,000 or ($0.00) per basic and diluted share for the three months ended September 30, 2012, compared to net earnings of $410,000 or $0.05 per basic and diluted share for the comparable period of the prior year. WSB reports net earnings for the nine month period ending September 30, 2012 of $448,000, or $0.06 per basic and diluted share, compared to net earnings of $966,000, or $0.12 per basic and diluted share, for the nine month period ending September 30, 2011.

Net interest income decreased $462,000, or 15%, and $901,000, or 10%, for the three and nine month periods ended September 30, 2012 as compared to the same periods last year.  As we continue to experience low loan demand, there has been a decrease in our loans held-for-investment portfolio which has contributed to our interest income decreasing by 16% and 13%, respectively, for the three and nine months ending September 30, 2012. This decrease was partially offset by decreases in our interest expense of 20% for both the three and nine months ending September 30, 2012.  This decrease in interest expense is the result of continued efforts to reduce our higher cost liabilities.  Non-interest income decreased $232,000, or 23%, and $288,000, or 10%, for the three and nine months ended September 30, 2012 as compared to the same periods last year.  This decrease is the result of our loss on our sale of mortgage-backed and investment securities.

On September 10, 2012, we announced the execution of a definitive merger agreement that provides for the acquisition of WSB Holdings, Inc. by Old Line Bancshares, Inc. for approximately $49 million, or approximately $6.12 per share, in cash and stock, subject to adjustment including adjustments relating to the value of our investment portfolio (the “total consideration”).  In accordance with the merger agreement, WSB is repositioning a portion of the investment portfolio by selling existing securities and purchasing new securities with Old Line Bancshares’ consent.  Such sales and repurchases resulted in a loss of $288,000 pretax, $174,000, net of tax, during the three months ending September 30, 2012, resulting, along with the decrease in interest income, in a net loss for the third quarter.  Such further repositioning subsequent to September 30, 2012 did, however, result in a gain of approximately $628,000 pretax, $380,000 net of tax since September 30, 2012   We expect to continue to reposition the investment portfolio in order to attempt to minimize any potential adjustment to the total consideration upon closing of the merger.

Non-interest expenses increased by $211,500, or 6%, for the three month period ending September 30, 2012 as compared to the same period last year as a result of an increase in the provision for losses on real estate acquired in settlement of loans, salaries and benefits and additional professional fees associated with the pending merger.  Non-interest expense decreased $107,000, or 1%, for the nine month period as a result of lower FDIC premiums compared to the same nine month period last year.

The Bank remains well in excess of the regulatory levels for being “well capitalized” and continues to look for profitable opportunities in this market to grow the Bank.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $373 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George’s, and Charles counties.  Our services include remote deposit capture services for our commercial customers, which allows us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended September 30,
	2012	2011	% Change
Interest Income	$3,851,000	$4,604,000	(16)%
Interest Expense	1,148,000	1,439,000	(20)
Net Interest Income	2,703,000	3,165,000	(15)
Non-Interest Income	783,000	1,016,000	(23)
Non-Interest Expenses	3,566,000	3,354,000	6
Provision for Loan Losses	0	100,000	100
Net (Loss)/Earnings	(4,000)	410,000	(101)
Basic (Loss)/Earnings Per Share	(0.00)	0.05	(100)
Diluted (Loss)/Earnings Per Share	(0.00)	0.05	(100)
Dividends Declared Per Share	0.00	0.00	0
Average Shares Outstanding	7,995,232	7,995,232	0
Average Diluted Shares Outstanding	7,995,232	7,995,232	0

	Nine Months Ended September 30,
	2012	2011	% Change
Interest income	$12,043,000	$13,882,000	(13)%
Interest expense	3,668,000	4,606,000	(20)
Net interest income	8,375,000	9,276,000	(10)
Non-interest income	2,638,000	2,926,000	(10)
Non-interest expenses	10,425,000	10,533,000	(1)
Provision for Loan Losses	0	200,000	100
Net Earnings	448,000	966,000	(54)
Basic Earnings Per Share	0.06	0.12	(50)
Diluted Earnings Per Share	0.06	0.12	(50)
Dividends Declared Per Share	0.00	0.00	0
Average Shares Outstanding	7,995,232	7,985,216	0
Average Diluted Shares Outstanding	7,995,232	7,985,787	0
Return on average assets	0.16%	0.33%	(52)
Return on average equity	1.09%	2.42%	(55)

	As of
	September 30, 2012	December 31, 2011	% Change
Total Assets	$373,253,000	$384,961,000	(3)%
Total loans held-for-investment	186,764,000	211,478,000	(12)
Total non performing loans to total loans held for investment	7.68%	6.07%	27
Allowance as a percentage of total gross loans held-for-investment	1.79%	2.90%	(38)
Total non-performing loans to total assets	3.84%	3.33%	15
Total non-performing assets to total assets	5.16%	4.59%	12
Deposits and borrowings	315,303,000	329,051,000	(4)
Total stockholders’ equity	55,593,000	54,273,000	2
Book value per share	$6.95	$6.79	2

	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
As of September 30, 2012:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$44,277,744	22.33%	$11,895,955	6.00%	$32,381,789	16.33%
Total capital (to risk weighted assets)	46,766,837	23.59%	19,826,592	10.00%	26,940,245	13.59%
Core capital (leverage) (to tangible assets)	44,617,641	12.28%	18,162,416	5.00%	26,455,225	7.28%

The statement in this release regarding our intention to continue to reposition our securities portfolio and the potential outcome of such efforts are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by forward-looking the statements made in this release.  Such potential risks and uncertainties include, but are not limited to, changes in market conditions, particularly interest rates, that negatively impact our ability to sell or purchase securities in a manner that will have the intended effect of reducing downward adjustments to the total consideration and the potential that Old Line Bancshares will not consent to our proposed securities purchases and sales.  WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.